Exhibit 21.1

Subsidiaries of Access to Money, Inc. (formerly TRM Corporation)

Subsidiary	State or Place
of Incorporation
TRM Copy Centers (USA) Corporation	Oregon
TRM (Canada) Corporation [1]	Ontario
FPC France Ltd. [1]	Oregon
TRM ATM Corporation	Oregon
TRM ATM Acquisition Corporation	Delaware
Access Cash International LLC [1]	Delaware
LJR Consulting Corp.	New Jersey
Access to Money – SL, Inc.	Delaware

1TRM (Canada) Corporation and FPC France Ltd. are subsidiaries of TRM Copy Centers (USA) Corporation.  Access Cash International LLC is a subsidiary of TRM ATM Corporation.